EXHIBIT 99.1

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News Release
Contact:	Media	Analysts	Corporate Affairs
	Ron Gruendl	Don MacLeod, (412) 234-5601	One Mellon Center
	(412) 234-7157	Andy Clark, (412) 234-4633	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

MELLON BOARD APPROVES NEW 25 MILLION SHARE REPURCHASE PROGRAM

PITTSBURGH, November 20, 2001—The board of directors of Mellon Financial Corporation today authorized a new repurchase program covering 25 million shares of Mellon common stock. This new program will take effect following the completion of an existing 25 million share repurchase program approved in May 2001, which is expected to be completed by the end of 2001.

        Mellon had about 468 million common shares outstanding as of September 30, 2001.

        "Consistent with Mellon's strategy to aggressively manage our capital base, Mellon will invest its excess capital in our high-growth, high-return businesses, acquisitions that are consistent with our growth strategy, and share repurchases," said Martin G. McGuinn, Mellon chairman and chief executive officer.

        Since January 1, 1999, Mellon's board has authorized six repurchase programs for a total of 125 million shares.

        Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world's leading providers of asset management, trust, custody, benefits consulting and administration, shareholder services and cash management, and offers a comprehensive array of banking services for affluent individuals and corporations. Mellon has more than $2.6 trillion in assets under management, administration or custody, including more than $545 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Investment Management Limited (U.K.).

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